Exhibit 5.1

August 6, 2012

RLJ Entertainment, Inc.

3 Bethesda Metro Center

Suite 1100

Bethesda, Maryland 20814

Re:	RLJ Entertainment, Inc.

Registration Statement on Form S-4

(File Number 333-180714)

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-4 (Registration No. 333-180714) (as amended, and together with all exhibits thereto, the “Registration Statement”) filed by RLJ Entertainment, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) for the registration of (i) up to 20,465,011 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and warrants to purchase up to 21,041,667 shares of Common Stock (the “Warrants” and the shares of Common Stock issuable upon exercise of the Warrants, the “Warrant Shares”).

The Shares are expected to be issued to (i) shareholders of RLJ Acquisition, Inc., a Nevada corporation (“RLJ Acquisition”), and shareholders of Image Entertainment, Inc., a Delaware corporation (“Image”), upon consummation of the transactions contemplated by the Agreement and Plan of Merger dated April 2, 2012, by and among RLJ Acquisition and Image (the “Merger Agreement”) and (ii) shareholders of Acorn Media Group, Inc., a District of Columbia corporation (“Acorn”), upon consummation of the transactions contemplated by the Stock Purchase Agreement, dated as of April 2, 2012, by and among RLJ Acquisition, Acorn, the shareholders of Acorn, and Peter Edwards, as the Shareholder Representative (the “Purchase Agreement”).

The Warrants are expected to be issued to (i) shareholders of RLJ Acquisition upon consummation of the transactions contemplated by the Merger Agreement and (ii) shareholders of Acorn upon consummation of the transactions contemplated by the Purchase Agreement.

We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement. We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials, and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified, or reproduced copies. We have also assumed that (i) upon consummation of the transactions contemplated by the Merger Agreement and Purchase Agreement, the certificates representing the Shares, the Warrants and the Warrant Shares will conform to the specimens thereof filed as exhibits to the Registration Statement and will have been duly countersigned by the transfer agent and the registrar and duly registered by the registrar or, if uncertificated, valid book-entry notations for the issuance of the Shares, the Warrants and the Warrant Shares in uncertificated form will have been duly made in the register of the Company and (ii) at the time of execution, countersigning, issuance, and delivery of the Warrants, the Warrant Agreement, dated February 22, 2011, by and between RLJ Acquisition and Continental Stock Transfer & Trust Company, as Warrant Agent (the “Warrant Agreement”), to be amended to make the Company a party thereto, will be a valid and binding obligation of the Warrant Agent, enforceable against the Warrant Agent in accordance with its terms.

We have also assumed that prior to the issuance of the Shares, the Warrants or the Warrant Shares: (i) the Registration Statement, as then amended, will have become effective under the Act; (ii) the shareholders of each of RLJ Acquisition and Image will have approved their respective proposals to approve the Merger Agreement which are to be presented and voted upon at their respective meetings as set forth in the joint proxy statement/prospectus included in the Registration Statement, (iii) the transactions contemplated by the Merger Agreement will be consummated and (iv) the transactions contemplated by the Purchase Agreement will be consummated.

In addition, in providing the opinions herein, we have relied, with respect to matters related to the Company’s existence, upon the certificates referenced above.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations stated herein, we are of the opinion that:

1. The Shares, when issued in the manner and on the terms described in the Registration Statement, the Merger Agreement and the Purchase Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

2. The Warrants, when issued in the manner and on the terms described in the Registration Statement, the Merger Agreement and the Purchase Agreement and when the amendment to the Warrant Agreement has been duly executed and delivered by the respective parties thereto and the Warrants have been duly executed by the Company and duly countersigned by the Warrant Agent in accordance with the terms of the amended Warrant Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3. The Warrant Shares, when issued upon exercise of the Warrants in the manner and on the terms described in the Registration Statement, the Merger Agreement, the Purchase Agreement, the Warrant Agreement and the Warrants will be duly authorized, validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

2

We express no opinion as to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the general corporation law of the State of Nevada. As used herein, the term “general corporation law of the State of Nevada” includes the statutory provisions contained therein and all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus comprising a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP

3